Exhibit 6(e)

ACQUISITION AGREEMENT

by and among

TRISTONE REALTY MANAGEMENT, LLC,

PRINCIPLE EQUITY PROPERTIES, LP

PRINCIPLE EQUITY PROPERTIES, LLC

RANDOLPH A. MCQUAY

and

ALLEGIANCY HOUSTON, LLC

Dated as of June 1, 2015

i

6.	Pre‑Closing Covenants		12
	(a)	General	12
	(b)	Notices and Consents	12
	(c)	Operation of Business	13
	(d)	Full Access	13
	(e)	Notice of Developments	13
	(f)	Exclusivity	14

7.	Additional Agreements		14
	(a)	Survival	14
	(b)	Indemnification	14
	(c)	Confidentiality; Publicity	16
	(d)	Transaction Expenses	16
	(e)	Certain Taxes	16
	(f)	Further Assurances	17
	(g)	Employees	17
	(h)	Non-Transferable Assets	17

8.	Termination; Effect of Termination		18
	(a)	Termination	18
	(b)	Effect of Termination	18

9.	Definitions		19

10.	Miscellaneous		19
	(a)	No Third Party Beneficiaries	19
	(b)	Entire Agreement	20
	(c)	Successors and Assigns	20
	(d)	Counterparts	20
	(e)	Notices	20
	(f)	Governing Law	21
	(g)	Forum Selection and Consent to Jurisdiction	21
	(h)	Waiver of Jury Trial	21
	(i)	No Presumption Against Drafter	21
	(j)	Amendments and Waivers	21
	(k)	Incorporation of Exhibits and Schedules	21
	(l)	Interpretation	21

ii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) effective June 1st, 2015 (the “Effective Date”) by and among TRISTONE REALTY MANAGEMENT, LLC, a Delaware limited liability company (“Tristone”), PRINCIPLE EQUITY PROPERTIES, LP, a Delaware limited partnership (“PE Properties”), PRINCIPLE EQUITY PROPERTIES, LLC, a Delaware limited liability company and the general partner of PE Properties (“PE Partner” and, together with Tristone and PE Properties, collectively, the Asset Manager”), RANDOLPH A. MCQUAY, an individual resident of the State of Texas (“R. McQuay”), and ALLEGIANCY HOUSTON, LLC, a Delaware limited liability company (the “Company”), Allegiancy, LLC, a Delaware limited liability company (“Allegiancy”) (each of the Asset Manager, R. McQuay  the Company and Allegiancy is referred to herein as a “Party” or, collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 9 of this Agreement.

R E C I T A L S:

WHEREAS, Asset Manager provides certain management services, including, but not limited to, supervisory, management, leasing, operation and maintenance services (collectively, the “Asset Management Business”), to various owners of commercial real estate pursuant to the “Property Documents” as that term is defined below;

WHEREAS, the Company is a newly formed entity wherein Allegiancy, LLC, a Delaware limited liability company (“Allegiancy”) is presently the owner of 100% of the membership interests of the Company.

WHEREAS, the Parties intend to cause the Asset Manager4 to affiliate with the Company, and the Company to affiliate with the Asset Manager, under the terms and conditions set forth in this Agreement.

WHEREAS, the Parties intend, subject to the terms and conditions set forth in this Agreement, that the Asset Manager shall transfer to the Company  certain rights, title and interests in and to the  Asset Management Business and other assets described herein in exchange for, (a) 128,600 shares of class B common stock in Allegiancy, LLC representing a value of $1,284,881.50  which value shall never be diminished through dilution, (b) a 60% membership interest in  Allegiancy Houston, LLC (the “Interest”), (c) a convertible loan in favor of Allegiancy in the amount of $1,284,881.50 (“Loan Amount”), which will be evidenced by the Convertible Note (as defined below), which when due shall either be paid in full with interest or converted into an additional 30% membership interest in the Company, thereby increasing  Allegiancy’s ownership interest in the Company to 70% (assuming no intervening equity transactions), and (d) the Earnest Money Deposit (as defined below).

WHEREAS, the Parties intend, subject to the terms and conditions set forth in this Agreement, that (a) R. McQuay continue to handle, as an employee of the Company, the ordinary and regular duties performed by the Asset Manager  prior to the date of this Agreement, (b) that the Company, after obtaining any necessary approvals, assume all of the ordinary course liabilities and contractual liabilities of the Asset Manager arising out of the Property Documents, and (c) that Allegiancy retain a 40% membership interest in the Company.

WHEREAS, the Parties intend that the consummation of the transactions contemplated hereby will constitute a tax free contribution transaction under §721 (Nonrecognition of gain or loss on contribution) of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. Basic Transaction.

(a) Contribution of Acquired Assets.  Pursuant to an assignment and assumption agreement, the form of which is attached hereto as Exhibit A (“Assignment Agreement”), on and subject to the terms and conditions of this Agreement, at the Closing, Asset Manager shall contribute, convey, transfer, assign and deliver to Company, the following rights, title and interests (collectively, the “Acquired Assets”):

(i) all of the agreements related to the management of the properties, including the management agreements, master leases, trust documents, service agreements, or any other agreement (collectively “Property Documents”) which are listed and described in Schedule 4(k)(i) attached hereto, held by the Asset Manager related to the management and operation of the properties. Prior to the transfer of any Property Document, to the extent required wherein such assignment, without prior approval, would violate another agreement, loan document, or prior assignment, the parties will obtain the necessary approval. ;

(ii) all approvals, permits, licenses, authorizations, orders, registrations, certificates and similar rights obtained, or required to be obtained, from governments and governmental agencies to the extent transferable to the Company and necessary for Asset Manager’s performance under the Property Documents (“Permits”);

(iii) all office furniture, office equipment, telephone systems, computers, servers, books, records, general ledgers, files, documents, correspondence, lists, advertising and promotional materials, studies, reports and other printed or written materials related to the Property Documents and used in the Asset Management Business;

(iv) all operating accounts, escrow accounts, reserve accounts, and any other account related to the Property Documents, and property assets

(v) Any and all rights to use the names, “TriStone” “TriStone Realty Management” and other names derived from “TriStone”, and the names “Principle Equity Properties” “Principle Equity Management” and other names derived from “Principle Equity” as used in Asset Management Business.

(b) Excluded Assets.  Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement, the Acquired Assets shall not include any other assets of Asset Manager, including any rights of Asset Manager under this Agreement (collectively, the “Excluded Assets”).

(c) Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, at the Closing the Company shall assume the obligations and liabilities of Asset Manager arising after the Closing under the Property Agreements (collectively, the “Assumed Liabilities”).  For avoidance of doubt, the Company shall not assume any obligation or liability arising as of or prior to the Closing, whether relating to the Property Agreements or otherwise.

(d) Excluded Liabilities.  Notwithstanding any other provision to the contrary contained in this Agreement, except as set forth in Section 1(c) above, the Company shall not assume or be liable for any liabilities or obligations of Asset Manager (including any litigation existing or yet to be commenced arising out of or in connection with Asset Manager’s conduct of the Asset Management Business on or prior to the Closing or any other conduct of Asset Manager or its officers, directors, managers, members, employees, consultants, agents or advisors, whether or not set forth on Schedule 4(l)) (such liabilities and obligations of Asset Manager, other than the Assumed Liabilities, collectively, the “Excluded Liabilities”).  Asset Manager hereby acknowledges that it is retaining the Excluded Liabilities, and Asset Manager shall pay, discharge and perform the Excluded Liabilities promptly when due.

(e) Earnest Money Deposit.  On the Effective Date, the Company shall deposit (or cause to be deposited), via wired funds, with the Asset Manager $284,881.50 (the “Earnest Money Deposit”).

(f) Consideration for Acquired Assets. As consideration for Asset Manager’s contribution of the Acquired Assets to the Company, at the Closing the Company shall, subject to the terms and conditions of this Agreement, (i) pay, via wired funds the Loan Amount, less the Earnest Money Deposit, to Asset Manager pursuant to the terms of Section 2(b)(i) below, (ii) issue the Interest in the Company to Asset Manager, (iii) issue 128,600 class B units of Allegiancy to Asset Manager, and (iv) assume the Assumed Liabilities.

(g) Obligations of Asset Manager. The Parties acknowledge and agree that (i) as defined in the header paragraph to this Agreement, the term “Asset Manager” means, collectively, TriStone, PE Properties and PE Partner; and (ii) any and all obligations of the Asset Manager pursuant to this Agreement shall be the joint and several obligation of each of TriStone, PE Properties and PE Partner.

2. Closing of the Transactions.

(a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 1st, 2015, or on such other date as the Parties may mutually determine (the “Closing Date”) at the offices of LeClairRyan, A Professional Corporation, located at 951 East Byrd Street, Richmond, Virginia at 10:00 a.m. Eastern Standard Time, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Section 3 below (other than conditions which, by their nature, are to be satisfied on the Closing Date).  The Closing will be deemed to be effective as of the close of business on the Closing Date for tax and accounting purposes.

(b) Deliveries at the Closing.  At the Closing:

(i) Asset Manager shall deliver to the Company:

(A) the various certificates, instruments and documents referred to in Section 3(b) of this Agreement, as applicable;

(B) such verified Tax lien, Uniform Commercial Code and judgment searches relating to Asset Manager and the Acquired Assets as the Company may reasonably request; and

(C) such other instruments of sale, transfer, conveyance and assignment as the Company may reasonably request for the consummation of the transactions contemplated in this Agreement, in a form reasonably satisfactory to the Company; and

(ii) the Company shall deliver to Asset Manager:

(A)           the Loan Amount, less the Earnest Money Deposit, by wire transfer of immediately available funds to an account designated in writing by Asset Manager;

(B)           the various certificates, instruments and documents referred to in Section 1(f)(ii) & (iii) and 3(a) of this Agreement; and

(C)           such other instruments and documents as Asset Manager may reasonably request for the consummation of the transactions contemplated in this Agreement, in a form reasonably satisfactory to Asset Manager; and

(iii) Asset Manager shall deliver to Allegiancy the convertible note evidencing the Loan (the “Convertible Note”) in a form mutually agreed upon by them.

3. Conditions to Obligation to Close.

(a) Conditions to Obligation of Asset Manager to Close.  The obligation of Asset Manager to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of the Company set forth in Section 5 shall be true and correct in all material respects (without taking into account any disclosure made pursuant to Section 6(f));

(ii) the Company shall have performed and complied in all material respects with all of its covenants hereunder which are required to be performed or complied with prior to the Closing;

(iii) no action, suit or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(iv) Asset Manager and the Company shall have entered into an amended and restated operating agreement in the form of Exhibit B attached hereto (the “Operating Agreement”), and the Operating Agreement shall be in full force and effect;

(v) each of the Key Employees shall have entered into an employment agreement with the Company in the form of Exhibit C attached hereto (an “Employment Agreement”), and each of the Employment Agreements shall be in full force and effect; and

(vi) the Closing Documents (other than this Agreement), and all other documents, instruments, certificates and other deliverables required to be delivered in accordance with Section 2(c) above, shall have been executed and delivered by each Party to the other parties thereto.

 Asset Manager may waive any condition specified in this Section 3(a) if it executes a written notification so stating at or prior to the Closing.

(b) Conditions to Obligation of the Company to Close.  The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of Asset Manager and R. McQuay set forth in Section 4 shall be true and correct in all material respects (without taking into account any disclosure made pursuant to Section 6(f));

(ii) Asset Manager and R. McQuay shall have performed and complied in all material respects with all of their covenants hereunder which are required to be performed or complied with prior to the Closing;

(iii) no action, suit or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(iv) Asset Manager shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 3(b)(i), (ii) and (iii), have been satisfied (subject to any disclosure made pursuant to Section 6(f));

(v) Asset Manager and the Company shall have entered into the Operating Agreement, and the Operating Agreement shall be in full force and effect;

(vi) the Company shall be satisfied that there has not been a material adverse change since the Effective Date in the Asset Management Business, the Acquired Assets or the financial condition, operating results or customer relationships (measured individually and in the aggregate) of Asset Manager;

(vii) all corporate proceedings taken or required to be taken by Asset Manager in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents related to such corporate proceedings shall be reasonably satisfactory in form and substance to the Company and its counsel; and

(viii) the Closing Documents (other than this Agreement), and all other documents, instruments, certificates and other deliverables required to be delivered in accordance with Section 2(c) above, shall have been executed and delivered by each of the parties thereto.

 The Company may waive any condition specified in this Section 3(b) if it executes a writing so stating at or prior to the Closing.

4. Representations and Warranties of Asset Manager and R. McQuay  Asset Manager and R. McQuay jointly and severally represent and warrant to the Company as follows:

(a) Organization of Asset Manager.  Asset Manager is a limited liability company duly organized in Delaware and validly existing and in good standing under the laws of the State of Texas Asset Manager has not conducted any business under any name other than those identified in this Agreement.

(b) Authorization of Transaction; Legal Capacity.

(i) Asset Manager has all requisite corporate or other power and authority and all material licenses, permits and authorizations necessary to carry on the Asset Management Business as now conducted and to execute and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Asset Manager, enforceable against Asset Manager in accordance with its respective terms and conditions.

(ii) R. McQuay has all requisite power and legal capacity to execute and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby to which he is a party and to perform his obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of R. McQuay, enforceable against R. McQuay in accordance with its respective terms and conditions.

(c) Noncontravention.

(i) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Asset Manager is subject or any provision of the organizational documents of Asset Manager, (B) except as set forth on Schedule 4(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Asset Manager is a party or by which Asset Manager is bound or to which any of the Acquired Assets is subject, or (C) result in the imposition of any Lien upon any of the Acquired Assets. Except as set forth on Schedule 4(c) attached hereto, Asset Manager is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(ii) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which R. McQuay is subject or (B) except as set forth on Schedule 4(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the R. McQuay is a party or by which R. McQuay is bound.

(d) Brokers’ Fees. Neither Asset Manager nor R. McQuay has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) Financial Statements.  Schedule 4(e)(i) attached hereto contains the unaudited balance sheets and statements of income and expense as of and for the years ended December 31, 2013 and December 31, 2014 (the “Financial Statements”).  Except as set forth on Schedule 4(e)(ii), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Asset Manager as of such dates and the results of operations of Asset Manager for such periods, and are consistent with the books and records of Asset Manager.  Asset Manager maintains, and at all times since January 1, 2013 has maintained, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions were and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The systems of internal accounting controls maintained by Asset Manager are sufficient to meet the broad objectives of preventing and detecting errors or irregularities in the Financial Statements.  Neither Asset Manager nor any employee or agent of Asset Manager has made any payment or transfer of any funds or assets of Asset Manager other than in the ordinary course of business, or received any funds, assets or personal benefit in violation of any applicable laws.

(f) Events Subsequent to Reference Fiscal Year End.  Except as set forth on Schedule 4(f) attached hereto, since December 31, 2014 (the “Reference Fiscal Year End”), there has not been any change in the business, financial condition, results of operations, assets or future prospects of the Asset Management Business which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4(f), since the Reference Fiscal Year End:

(i) Asset Manager has not sold, leased, transferred, encumbered or assigned any of the Acquired Assets;

(ii) except for this Agreement, Asset Manager has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) other than in the ordinary course of business;

(iii) no party (including Asset Manager) has accelerated, terminated, modified or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) related to the Asset Management Business, to which Asset Manager is a party or by which Asset Manager is bound, including the Property Documents, and, to Asset Manager’s knowledge, no party intends to take any such action; there has not been any change in the customer relationships of Asset Manager, and Schedule 4(f) sets forth a list of all current disputes with Asset Manager’s existing customers that have caused, are causing or could cause such customers to refuse payment to Asset Manager;

(iv) Asset Manager has not delayed or postponed the payment of any obligations or liabilities with respect to the Asset Management Business or the Acquired Assets;

(v) Asset Manager has not entered into any transaction with any of its members, managers, directors, officers, employees or Affiliates with respect to the Acquired Assets;

(vi) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Asset Management Business or the Acquired Assets; and

(vii) Asset Manager has not committed to do any of the foregoing.

(g) Undisclosed Liabilities.  Except as set forth on Schedule 4(g), Asset Manager does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), and, to Asset Manager’s knowledge, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any liability, except for (i) liabilities reflected in the liabilities section of Asset Manager’s balance sheet for the Reference Fiscal Year End, (ii) liabilities under agreements, contracts and other similar arrangements set forth on Schedule 4(k) attached hereto, and (iii) liabilities which have arisen after the Reference Fiscal Year End in the ordinary course of business of the Asset Management Business (none of which relates to breach of contract or warranty, tort, violation of law, or any action, suit or proceeding).

(h) Legal Compliance.  Asset Manager and its predecessors, if any, have complied with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply.

(i) Tax Matters.  Except as set forth on Schedule 4(i), (i) Asset Manager and R. McQuay have timely filed or shall timely file all Tax Returns which are required to be filed by such Party and that relate to the Asset Management Business, and all such Tax Returns are true, complete and accurate in all respects, (ii) all Taxes relating to the Asset Management Business or the Acquired Assets have been paid when due and payable or shall be paid by Asset Manager or R. McQuay, as applicable, when due and payable, and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against Asset Manager or R. McQuay with respect to the Asset Management Business or the Acquired Assets and neither Asset Manager nor R. McQuay has any knowledge that any such assessment or asserted Tax liability shall be made, (iv) neither Asset Manager nor R. McQuay has consented to extend the time in which any such Tax may be assessed or collected by any taxing authority, (v) Asset Manager has not been a member of an Affiliated Group (as defined in Section 1504 of the Code), and (viii) none of the Acquired Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax.

(j) Title to Acquired Assets.  Asset Manager has good and marketable title to the Acquired Assets, free and clear of any Lien or restriction on transfer, except for any Liens which are set forth on Schedule 4(j) (“Permitted Liens”) and any required third party consents which are set forth on Schedule 4(c).

(k) Property Documents; Other Contracts, Agreements and Arrangements; Rent Rolls.

(i) Schedule 4(k)(i) lists the following with respect to each Property Document, including any amendments or addenda thereto:  (A) the date of the Property Document; (B) the name and address of the property managed; (C) the age of the property; (D) the name of the owner(s) of such property; (E) the names of the tenants presently occupying such property or with whom leases have been executed; (F) the total square footage of the property; (G) the annual and monthly gross revenue, categorized by base rent, percentage rent and additional rent, of such property; (H) the annual and monthly operating expenses of the property; (I) the annual and monthly net income of the property; (J) the leasing commissions payable; (K) the deposits due and held; (L) the debt service on the property and the lender and the term of such debt; (M) the costs of tenant improvements made and to be made on the property; (N) reserves held for the property; and (O) cash flow after payment of debt service.

(ii) Other than the Property Documents, and except as set forth in Schedule 4(k)(ii), there exist no other contracts, agreements or other arrangements, whether oral or written, and including any amendments or addenda thereto, between Asset Manager and any customer of Asset Manager.

(iii) Set forth in Schedule 4(k)(iii) is a rent roll, dated as of the Effective Date, for each property managed by Asset Manager pursuant to each Property Document listed on Schedule 4(k)(i).  Each rent roll shall include for each tenant (A) the name of the tenant; (B) the term of the lease for such tenant; (C) the commencement and expiration dates of such lease; (D) the square footage and location occupied by such tenant within the property; (E) the status of rent payments by such tenant, including whether current or delinquent and if delinquent, the extent to which delinquent; (F) the monthly and annual base rent, percentage rent and additional rent payable, as applicable, by such tenant; (G) the deposit due and deposit balance held by Asset Manager for such tenant.

(iv) Asset Manager has delivered to the Company a true, correct and complete copy of each Property Document, including all amendments and addenda thereto, and each agreement listed in Schedule 4(k)(ii).

(v) With respect to each of the contracts, agreements and other arrangements listed in Schedule 4(k)(i) and Schedule 4(k)(ii): (A) such contract, agreement or arrangement is legal, valid, binding and enforceable in accordance with its terms and in full force and effect, (B) no party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any party or permit any party to terminate, modify, or accelerate, such contract, agreement or arrangement, (C) no party has repudiated any provision of such contract, agreement or arrangement, (D) Asset Manager does not have any present expectation or intention of not fully performing any obligation on its part to be performed pursuant to such contract, agreement or arrangement, and (E) Asset Manager has no knowledge of any anticipated breach by any other party to such contract, agreement or arrangement. There are no other contracts, agreements or arrangements, other than those listed in Schedule 4(k)(i) and Schedule 4(k)(ii), under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Asset Management Business or the Acquired Assets.

(l) Litigation.  Schedule 4(l) attached hereto sets forth each instance in which Asset Manager (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge of any judicial or administrative body or agency or (ii) is a party or, to Asset Manager’s knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign government or jurisdiction.

(m) Customers.  None of the parties to the Property Documents have terminated or provided any notice or other indication to Asset Manager of its intent to terminate such party’s respective Property Document, and to the best knowledge of Asset Manager, none of such parties has any such intention.  There are no current, pending, or to the knowledge of Asset Manager, threatened, disputes or discussions with any party to any Property Document.

(n) Service Liabilities.  Each of the services rendered by Asset Manager is, and at all times up to and including the Closing Date has been or will be, (a) in compliance with all applicable federal, state, local and foreign laws and regulations, and (b) in conformance in all material respects with any express promises or affirmations of fact provided in connection with the rendition of such services.

(o) Permits.  Except for state qualifications to do business as a foreign limited liability company, Schedule 4(o) sets forth a list of all Permits necessary for Asset Manager’s performance under the Property Documents.  Such Permits (i) are in full force and effect, (ii) have not been violated, and (iii) are not subject to any pending or, to the best knowledge of Asset Manager, threatened proceeding seeking their revocation or limitation.  To the best knowledge of Asset Manager, the Permits indicated with an asterisk on Schedule 4(o) are assignable to the Company and the consummation of the transactions contemplated by this Agreement will not adversely impact any of such Permits.

(p) Interest in the Company.  In connection with and as a condition of the issuance by the Company of the Interest to Asset Manager pursuant to Section 1(e), Asset Manager hereby makes the following acknowledgments, representations, warranties and covenants with the full knowledge that the Company will expressly rely on them:

(i) Asset Manager understands that the Interest has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

(ii) The Interest may not be resold or transferred by Asset Manager without appropriate registration or the availability of an exemption from such requirements;

(iii) Asset Manager is acquiring the Interest solely for its own account for investment purposes, and not with a view to the distribution, transfer, assignment, resale or subdivision thereof;

(iv) Asset Manager is an “Accredited Investor” (as defined under Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”));

(v) Asset Manager is able to bear the economic risk and lack of liquidity inherent in holding the Interest;

(vi) Neither Asset Manager nor any subsidiary, Affiliate, owner, shareholder, partner, member, indemnitor, guarantor or related person or entity: (a) is a Sanctioned Person (as defined below); (b) has more than 15% of its assets in Sanctioned Countries (as defined below); or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. For purposes of the foregoing, a “Sanctioned Person” means:  (a) a person named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at http://www.treas.gov/offices/eotffc/ofac/, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” or “Sanctioned Countries” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/, or as otherwise published from time to time; and

(vii) Neither Asset Manager nor any beneficial owner of Asset Manager is a “bad actor” under the provisions of Rule 506(d) of Regulation D promulgated under the Securities Act.

(q) Disclosure.  The representations, warranties and statements made by Asset Manager and  R. McQuay in this Agreement, including the Schedules, and in the certificates and other documents delivered pursuant hereto, including the Related Agreements, do not contain any untrue statement of a material fact, and, when taken together, do not omit or fail to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

(r) Effectiveness of Representations and Warranties.  The representations and warranties of Asset Manager and R. McQuay contained in this Section 4 and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any writing delivered by, or on behalf of, Asset Manager and R. McQuay to the Company shall be true and correct on both the Effective Date and on the Closing Date as though then made.

5. Representations and Warranties of the Company.  The Company represents and warrants to Asset Manager as follows:

(a) Organization.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction.  The Company has full power and authority to execute and deliver this Agreement and all Related Agreements and to perform its obligations hereunder and thereunder.  This Agreement and the Related Agreements to which it is a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions.

(c) Noncontravention.  Neither the execution and the delivery by the Company of this Agreement or the Related Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, or any provision of its certificate of formation or operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements.

(d) Brokers’ Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Related Agreements.

(e) Issuance of Interest.  The Interest issuable to Asset Manager hereunder, when issued in accordance with the provisions of this Agreement, will be duly and validly authorized and issued and will be fully paid and non-assessable.  The Interest to be issued hereunder will be issued in compliance with all applicable federal and state securities laws.  Subject to the terms of the Operating Agreement, the issuance, sale and delivery of the Interest hereunder are not in any way subject to any preemptive right of members of the Company or to any right of first refusal or other right in favor of any other Person.

(f) Effectiveness of Representations and Warranties.  The representations and warranties of the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to Asset Manager or R. McQuay shall be true and correct on both the Effective Date and on the Closing Date as though then made.

6. Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the Effective Date and the earlier to occur of the Closing or termination of this Agreement pursuant to Section 8:

(a) General.  Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Notices and Consents.  Asset Manager shall give any notices to third parties, and shall use its reasonable best efforts to obtain any third party consents set forth on Schedule 4(c) or that the Company may reasonably request.  Each of the Parties shall give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Sections 4(c) and 5(c).

(c) Operation of Business.  Asset Manager shall not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business except as hereinafter permitted.  Without limiting the generality of the foregoing or any other provision of this Agreement, Asset Manager shall:

(i) not sell, convey, transfer or encumber any of the Acquired Assets;

(ii) not engage in any practice, take any action, or enter into any transaction which would be required to be disclosed under Section 4(f);

(iii) preserve and maintain all of its Permits;

(iv) pay its expenses and payables, Taxes and other obligations when due and collect receivables in the ordinary course of business, all in accordance with past custom and practice;

(v) perform all of its obligations under the Property Documents;

(vi) maintain its books and records in accordance with past practice;

(vii) cause the Company to comply in all material respects with all applicable Laws;

(viii) conduct the Asset Management Business in accordance with past custom and practice, including its present operations and relationships with its customers and cause the Company not to take or permit any action that would cause any of a Material Adverse Effect to the Asset Management Business or the Acquired Assets to occur; and

(d) Full Access.  Asset Manager shall permit representatives of the Company (including its accountants, attorneys, consultants and other agents) to have full access to Asset Manager’s books, records, customers, employees and independent accountants during normal business hours and upon prior notice to Asset Manager , in connection with the Company’s due diligence review of Asset Manager , the Asset Management Business and the Acquired Assets. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Asset Manager in this Agreement.

(e) Notice of Developments.  From the Effective Date until the Closing:

(i) Asset Manager shall give prompt written notice to the Company of:

(A) any development causing, or reasonably likely to cause a breach of any of the representations, warranties or covenants of Asset Manager in this Agreement or could result in the failure of any of the conditions precedent set forth in this Agreement to be satisfied;

(B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(C) any notice or other communication received in writing from any governmental authority or agency in connection with the transactions contemplated by this Agreement (other than routine correspondence);

(D) any actions commenced or, to Asset Manager’s knowledge, threatened against, relating to or involving or otherwise affecting Asset Manager that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement;

(ii) The Company shall give prompt written notice to Asset Manager of any development causing, or reasonably likely to cause a breach of any of the representations, warranties or covenants of the Company contained in this Agreement or could result in the failure of any of the conditions precedent set forth in this Agreement to be satisfied.

(f) Exclusivity.  Neither Asset Manager nor any Asset Manager Affiliate shall (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (a “Asset Manager Acquisition Proposal”) relating to (A) the acquisition of Asset Manager’s membership interests or other voting securities (whether issued or unissued), or (B) any assets of Asset Manager (including any acquisition structured as a merger, consolidation, share exchange or otherwise) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Asset Manager Acquisition Proposal. Asset Manager shall notify the Company immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any Asset Manager Acquisition Proposal.  Asset Manager agrees that the rights and remedies for noncompliance with this Section 6(f) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

7. Additional Agreements.

(a) Survival.  Subject to Section 7(a), the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of Asset Manager or the Company.

(b) Indemnification.

(i) Subject to the limitations set forth in Section 7(b)(ii), Asset Manager and R. McQuay shall jointly and severally indemnify and hold the Company and its officers, directors, members (other than Asset Manager), managers, employees, agents and representatives (the “Company Indemnified Parties”), harmless against any loss, liability, damage or expense, including reasonable legal expenses and costs of investigation (“Losses”), which any of the Company Indemnified Parties may incur, suffer, sustain or become subject to as the result of:

(A) the failure of any representation or warranty contained in Section 4 of this Agreement or in any Related Agreement, as such representation or warranty may have been supplemented by additional disclosure made pursuant to Section 6(e), to be true and correct as remade hereunder as of the Closing Date;

(B) the breach by Asset Manager and R. McQuay of any covenant or agreement contained in this Agreement or in any Related Agreement or in any Exhibit, Schedule or attachment hereto or in any certificate delivered by Asset Manager and R. McQuay in connection herewith; or

(C) any Excluded Liability.

(ii) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(i)(A), Asset Manager and R. McQuay shall not be liable for any Losses arising therefrom unless written notice of such breach is given by a Company Indemnified Party to Asset Manager or R. McQuay within twenty-four (24) months after the Closing Date, except for:  (1) Losses arising from a breach of the representations and warranties contained in Section 4(a) (Organization of Asset Manager), Section 4(b) (Authorization of Transaction) and Section 4(d) (Brokers’ Fees), for which neither Asset Manager nor R. McQuay shall be liable for any Losses arising therefrom unless written notice of such breach is given by a Company Indemnified Party to Asset Manager or R. McQuay prior to the expiration of the applicable statute of limitations for making a contract claim for a breach of this Agreement under applicable law (and any extensions thereof), and (2) Losses arising from a breach of the representations and warranties contained in Section 4(i) (Tax Matters) and Section 4(j) (Title to Assets), for which Asset Manager and R. McQuay shall remain liable forever.

(iii) Subject to the limitations set forth in Section 7(b)(iv), the Company shall indemnify and hold Asset Manager and its Affiliates, officers, directors, managers, members, employees, agents and representatives (the “Asset Manger Indemnified Parties”), harmless against any Losses which any of the Asset Manager Indemnified Parties may incur, suffer, sustain or become subject to as the result of:

(A) the failure of any representation or warranty contained in Section 5 of this Agreement or in any Related Agreement, as such representation or warranty may have been supplemented by additional disclosure made pursuant to Section 6(e), to be true and correct as remade hereunder as of the Closing Date;

(B) the breach by the Company of any covenant or agreement contained in this Agreement or in any Related Agreement or in any Exhibit, Schedule or attachment hereto or in any certificate delivered by the Company in connection herewith; or

(C) any Assumed Liability.

(iv) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(iii)(A), the Company shall not be liable for any Losses arising therefrom unless written notice thereof is given by an Asset Manager  Indemnified Party to the Company within twenty-four (24) months after the Closing Date.

(v) If any third party shall notify any Party to this Agreement (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under this Section 7(a), then the Indemnified Party shall notify each Indemnifying Party of such claim, with adequate particularity as to the nature of the claim giving rise to such Losses and the calculation of the Losses (including all component parts thereof) to the extent then feasible (which calculation shall not be conclusive of the final amount of such claim). Within thirty (30) days after receipt of notice of a particular matter, the Indemnifying Party may assume the defense of such matter if the Indemnifying Party admits responsibility and reaffirms its obligation for indemnification with respect to such matter; provided that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (B) the Indemnified Party, at its sole cost and expense which shall not be included as part of the Losses sustained by it, may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business and (C) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.  If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnifying Party, subject to the right of the Indemnifying Party to contest its obligation to indemnify and hold harmless the Indemnified Party.

(vi) To the extent Asset Manager or R. McQuay, as Indemnifying Parties, are required to indemnify the Company Indemnified Parties pursuant to Section 7(b)(i), the Company may effect an offset by withholding any and all amounts payable to Asset Manager pursuant to the terms of the Operating Agreement until the Company has recouped, by such offset, the full amount of the Losses incurred.

(c) Confidentiality; Publicity.  Whether or not the transactions contemplated hereby are consummated, each Party to this Agreement shall keep confidential all information and materials regarding the other Parties reasonably designated by such Parties as confidential at the time of disclosure thereof.  Without the prior written approval of the other Parties, no Party shall disclose to the public or to any third party any information concerning the transactions contemplated herein, other than disclosures to its financing sources and financial, legal and other advisors and to governmental authorities as required or as may, in the reasonable opinion of counsel, be required by law; provided, however that notwithstanding anything to the contrary stated herein, the Company may issue a press release regarding the transactions described herein, without disclosing the financial metrics of such transactions.

(d) Transaction Expenses.  Except as otherwise specifically provided herein, each Party hereto shall bear such Party’s own costs and expenses (including all Taxes and all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (whether or not consummated).

(e) Certain Taxes.  Notwithstanding any other terms of this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding any income taxes) incurred in connection with this Agreement and the transfer of the Acquired Assets or the Assumed Liabilities, shall be paid by Asset Manager when due, and Asset Manager  shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company shall join in the execution of any such Tax Returns and other documentation.

(f) Further Assurances.  Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as another Party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated herein, and Asset Manager and R. McQuay shall execute such documents, including without limitation any powers of attorney, bills of sale or other agreements as requested by the Company in connection with the terms of Section 7(h) below, as may be necessary to assist the Company in preserving or perfecting its rights in the Acquired Assets.

(g) Employees.  Asset Manager shall terminate the Key Employees immediately prior to the Closing and the Company shall hire the Key Employees as employees of the Company effective as of the Closing Date. Each of the Key Employees shall enter into an employment agreement with the Company in the form of Exhibit C attached hereto (an “Employment Agreement”), and each of the Employment Agreements shall be in full force, no later than 30 days after Closing. The Company shall not be responsible for any compensation or other benefits payable to the Key Employees, except as set forth in the Employment Agreements, or any other employees of Asset Manager.

(h) Non-Transferable Assets.  Notwithstanding the foregoing, if any Property Document is not assignable or transferable (each, a “Non-Transferable Asset”) without a third party consent (a “Consent”), and any such Consent is not obtained on or prior to the Closing Date, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, (ii) the Company or its designee shall not assume Asset Manager’s rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Acquired Assets and such obligations thereunder shall not be included in the Assumed Liabilities), and (iii) Asset Manager shall use its best efforts, under the direction of the Company to obtain any such Consent(s) as soon as reasonably practicable after the Closing Date and thereafter Asset Manager shall transfer and assign to the Company such Non-Transferable Assets.  Following any such assignment or transfer, such Non-Transferable Assets shall be deemed Acquired Assets for purposes of this Agreement.  After the Closing, Asset Manager shall use reasonable best efforts to provide the Company or its designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate Consent had been obtained, including by granting subleases, sublicenses or other rights and establishing arrangements whereby the Company shall have the benefits of and shall undertake the obligation to perform under the Property Documents (including enforcement for the benefit of the Company of any and all rights of Asset Manager against any other party arising out of any breach or cancellation of any such Non-Transferable Assets by such other party and, if requested by the Company, acting as an agent on behalf of the Company or as the Company shall otherwise reasonably require).  Effective on the Closing Date, Asset Manager hereby constitutes and appoints the Company the true and lawful attorney of Asset Manager, with full power of substitution, in the name of Asset Manager or the Company , but on behalf of and for the benefit of the Company: (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all claims that the Company may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Company shall deem desirable.  Asset Manager hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

8. Termination; Effect of Termination.

(a) Termination.  The Company may terminate this Agreement by delivering a written notice of termination (the “Termination Notice”) to the other Parties at any time prior to the Closing in the event that (i) the Asset Manager or R. McQuay breaches or has breached any representation, warranty or covenant contained in this Agreement and such breach has not been cured by such Party within fifteen (15) days after receipt the Termination Notice, (ii) the Closing shall not have occurred on or before the Closing Date, (iii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (iv) any governmental authority or agency shall have issued an order restraining or enjoining the transactions contemplated by this Agreement.

(b) Effect of Termination.

(i) In the event of the termination of this Agreement in accordance with this Section 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except (a) as otherwise set forth in this Section 8 or any other provision of this Agreement providing for the survival of terms or provisions hereof, and (b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

(ii) If this Agreement is terminated by the Company pursuant to Section 8 due to a material breach of any representation, warranty or covenant under this Agreement by the Asset Manager or R. McQuay or one or more of the closing conditions in favor of the Company (other than those conditions that by their nature are to occur on the Closing Date) have failed to occur, then the Company shall be entitled to receive the Earnest Money Deposit, and the Asset Manager and R. McQuay, shall jointly and severally, be liable to the Company for the repayment to the Company of the Earnest Money Deposit.  The obligations of the Asset Manager and R. McQuay pursuant to this Section 8(b)(ii) shall survive termination of this Agreement.

(iii) The Parties acknowledge and agree that (i) the repayment to the Company of the Earnest Money Deposit constitutes liquidated damages (and not a penalty) with respect to any claim that the Company would otherwise be able to assert against the Asset Manager or R. McQuay , (ii) the right of the Company to receive the Earnest Money Deposit shall be the sole and exclusive remedy of the Company with respect to any such termination of this Agreement, and (iii) the Company may not bring any cause of action against or otherwise seek remedies from, the Asset Manager or R. McQuay or any of their Affiliates or directors, officers, managers, members, employees, service providers, advisors or representatives, whether at equity or in law, for breach of contract, in tort or otherwise, and any such claim is hereby fully waived, released and forever discharged. The payment of the Earnest Money Deposit in the circumstances specified herein is supported by due and sufficient consideration.

9. Definitions.

“Affiliate,” with respect to any entity, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  The term “control” (including the terms “controls”, “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least fifty percent (50%) of the voting securities, by contract or otherwise..

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations issued thereunder.

“GAAP” means United States generally accepted accounting principles.

“Key Employees” means R. McQuay and Linda Larabee.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Related Agreements” means the Assignment Agreement, the Operating Agreement and the Employment Agreements.

“Asset Manager’s Knowledge,” “to the best of Asset Manager’s Knowledge” and words of similar import mean the actual knowledge or awareness of R. McQuay after conducting a reasonable investigation consistent with each such Person’s respective relationship or position with Asset Manager so that, as a result of such investigation, such individual is able to express an informed understanding as to the particular matters represented.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10. Miscellaneous.

(a) No Third Party Beneficiaries.  Except for the rights of the Asset Manager Indemnified Parties and the Company Indemnified Parties contemplated by Section 7(a), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement.  This Agreement, together with the Related Agreements, sets forth the entire agreement and understanding of the Parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings among the Parties.

(c) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

(d) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(e) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below or sent to the recipient via e-mail to the applicable e-mail address set forth below:

If to Asset Manager or R. McQuay:

Tristone Realty Management, LLC
13831 Northwest Freeway, Suite 510
Houston, Texas 77040
Attention: Randolph A. McQuay
Telephone: (713) 446-9482
E-Mail: rmcquay@TriSton-Realty.com

If to the Company:

Allegiancy Houston, LLC
10710 Midlothian Turnpike, Suite 202
Richmond, Virginia 23235
Attention: Stevens M. Sadler
Telephone: (866) 842-7545
E-Mail: steve@allegiancy.us

with a copy to:

LeClairRyan, P.C.
951 E. Byrd Street, Eighth Floor
Richmond, Virginia 23219
Attention: Andrew W. White
Telephone: (804) 343-4063
E-Mail: andrew.white@leclairryan.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any Party may change the address or e-mail address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(f) Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(g) Forum Selection and Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN OR AMONG SUCH PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA LOCATED IN RICHMOND, VIRGINIA OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF VIRGINIA LOCATED IN RICHMOND, VIRGINIA AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(i) No Presumption Against Drafter.  Each of the Parties has jointly participated in the negotiation and drafting of this Agreement.  In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(j) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(l) Interpretation.  Underscored or capitalized references herein to any “Section,” “Exhibit” or “Schedule” shall refer to a Section of, or an Exhibit or Schedule to, this Agreement, unless expressly indicating otherwise.  The headings to Exhibits and Schedules are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.  A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.  In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one such materiality qualification applied to it.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a Party shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, made or undertaken by any other Party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating Party, and consummation of the transactions contemplated herein by a Party shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any other Party’s rights and remedies with regard thereto.

[COUNTERPART SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ASSET MANAGER:

Tristone Realty Management, LLC
a Delaware limited liability company
By: /s/ Randy McQuay______________
Name: Randy McQuay
Title: Manager

Principle Equity Properties, LP,
a Delaware limited partnership

By: Principle Equity Properties, LLC
a Delaware limited liability company

By: /s/ Randy McQuay______________
Name: Randy McQuay
Title: Manager

Principle Equity Properties, LLC
a Delaware limited liability company

By: /s/ Randy McQuay______________
Name: Randy McQuay
Title:   Manager

R. McQuay:

/s/ Randy McQuay_________________
RANDOLPH A. MCQUAY

COMPANY:

ALLEGIANCY HOUSTON, LLC,
a Delaware limited liability company

By: /s/ Stevens M. Sadler____________
Name: Stevens M. Sadler
Title: Manager

ALLEGIANCY, LLC:
a Delaware limited liability company

By: /s/ Stevens M. Sadler____________
Name: Stevens M. Sadler
Title: Chief Executive Officer

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

EXHIBIT B

AMENDED AND RESTATED OPERATING AGREEMENT

See attached.

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

See attached.